UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

NanoString Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North, Suite 2000

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 378-6266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 1, 2014, NanoString Technologies, Inc. (the “Company”) and certain of the Company’s subsidiaries entered into a Term Loan Agreement (the “Loan Agreement”) with Capital Royalty Partners II L.P., Capital Royalty Partners II – Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P. (each a “Lender” and collectively, the “Lenders”), pursuant to which the Lenders agreed to extend term loans to the Company with an aggregate principal amount of up to $45.0 million (the “Aggregate Loan Amount”), excluding any additional borrowings attributable to the Company’s exercise of its option to defer payment of a portion of the interest that would accrue on the borrowings under the Loan Agreement (such additional borrowings are referred to as the “PIK Loans”).

Borrowings under the Loan Agreement will consist of up to three separate term loans. The initial term loan (the “Initial Term Loan”) must be incurred within 12 business days of the date of the Loan Agreement and will, at the Company’s election, be between $20.0 million and $30.0 million, with a maturity date of March 31, 2020. On the date the Initial Term Loan is incurred, the Company will pay to the Lenders a fee equal to one percent of the principal amount of the Initial Term Loan. If the principal amount of the Initial Term Loan is less than $30.0 million, the Company must borrow the difference between $30.0 million and the amount incurred under the Initial Term Loan within six months after the incurrence of the Initial Term Loan (the “Second Term Loan”). On or prior to May 29, 2015, the Company may borrow one additional term loan (the “Optional Term Loan” and together with the Initial Term Loan and the Second Term Loan, the “Term Loans”) for either $5.0 million, $10.0 million or $15.0 million, subject to the satisfaction of certain borrowing conditions, including the Company achieving, on or before March 31, 2015, revenue of not less than $40.0 million during the 12-month period prior to the measurement date.

The Term Loans shall accrue interest at a fixed rate of 12.50% per year, payable quarterly on March 31, June 30, September 30 and December 31 (each a “Payment Date”), with the first interest payment on the Initial Term Loan due June 30, 2014. No principal payments will be due during an interest-only period, commencing on the initial borrowing date and continuing through March 31, 2019. The Company is obligated to repay the Lenders the outstanding principal amounts under the Term Loans in four equal installments during the sixth and final year under the Loan Agreement. For any quarterly interest payment through March 31, 2018, the Company may elect to pay interest in cash on the outstanding principal amounts under the Term Loans at a fixed rate of 9.00% per year, with the remaining 3.50% of the 12.50% interest compounded and added to the aggregate principal amounts of the Term Loans as PIK Loans.

The Company may prepay the outstanding principal amount under the Term Loans in multiples of $5.0 million of principal amount plus accrued and unpaid interest and a prepayment premium. The prepayment premium will be assessed on the principal amount repaid and will equal (i) 4.00%, if the prepayment is made on or prior to the fourth Payment Date, (ii) 3.00%, if the prepayment is made after the fourth Payment Date and on or prior to the eighth Payment Date, (iii) 2.00%, if the prepayment is made after the eighth Payment Date and on or prior to the twelfth Payment Date, and (iv) 1.00%, if the prepayment is made after the twelfth Payment Date and on or prior to the sixteenth Payment Date. After the sixteenth Payment Date there is no prepayment premium. If more than one Term Loan has been incurred prior to the repayment date, then a separate prepayment premium will be calculated with respect to each Term Loan and the amounts aggregated.

The Loan Agreement contains customary representations and warranties, events of default and affirmative and negative covenants, including, among others, covenants that limit or restrict the Company’s ability to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, engage in any new line of business, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions for a term loan facility of this size and type. The Loan Agreement also includes financial covenants requiring the Company to maintain a balance of cash and cash equivalents (as defined in the Loan Agreement) that exceeds the greater of $2.0 million and any minimum cash balances the Company is required to maintain pursuant to potential separate credit agreements with other lenders permitted under the terms of the Loan Agreement. The Company must also satisfy certain minimum annual revenue requirements, which shall initially be $40.0 million for the 2014 fiscal year with annual increases of $15.0 for each subsequent fiscal year thereafter. If the Company’s actual revenues are below the minimum annual revenue requirement for any given year, the Company may avoid a related default by generating proceeds from an equity or subordinated debt issuance equal to the shortfall between its actual revenues and the minimum revenue requirement. As security for its obligations under the Loan Agreement, the Company granted the Lenders a lien on substantially all of its assets.

The proceeds of the initial $20.0 million borrowed under the Loan Agreement, after payment of related fees and expenses, are expected to be approximately $19.0 million. The net proceeds will be used to repay the outstanding balance under the Company’s existing credit facility, including a related end of term payment and make-whole premium, and for general corporate purposes.

The foregoing description of the Loan Agreement is only a summary of its material terms and does not purport to be complete.

A copy of the Loan Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. A copy of the press release announcing the Loan Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated April 3, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

By:	/s/ James A. Johnson
James A. Johnson
Chief Financial Officer

Date: April 7, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated April 3, 2014.